EXHIBIT 99.1

Simmons First National Corporation Adds Two to Its Board of Directors

PINE BLUFF, Ark., Nov. 03, 2017 (GLOBE NEWSWIRE) -- Simmons First National Corp. (Nasdaq:SFNC) today announced the appointment of Tom Purvis of Fort Worth, TX, and Russell Teubner of Stillwater, OK, to its board of directors.

Mr. Purvis previously served as a director of First Texas BHC, Inc., which Simmons acquired on October 19, 2017.  He is a real estate broker and president of Continental Real Estate, Inc., a Texas-based commercial real estate company.  He also serves as managing partner to a portfolio of real estate assets and consulting ventures.  Mr. Purvis is a member of the boards of directors of Streams & Valleys Inc. and the Fort Worth Zoo.  He attended the business school at the University of Texas and graduated from Texas Christian University.

Mr. Teubner previously served as a director of Southwest Bancorp, Inc., which Simmons also acquired on October 19, 2017.  He is the founder and chief executive officer of HostBridge Technology, LLC, an Oklahoma-based technology firm.  He previously served as president of Esker, Inc. and as director of Esker Software.  Mr. Teubner is a director of the OSU Center for Innovation and Economic Development and an advisory council member for the OSU Museum of Art.  He is a graduate of Oklahoma State University.

“We are grateful that Tom and Russ have agreed to serve as directors of Simmons,” said George Makris, Jr., Simmons’ chairman and CEO.  “Tom is an accomplished executive with expert knowledge of the Texas real estate market.  Russ is a successful IT entrepreneur who has valuable experience developing and working with cutting-edge technology.  Both of these individuals will play important roles in our company as we continue to expand into new markets and enhance our products and services.”

About Simmons First National Corporation
Simmons is a financial holding company headquartered in Pine Bluff, Ark., with total assets exceeding $14 billion.  The company, directly and through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach throughout Arkansas, Colorado, Kansas, Missouri, Oklahoma, Tennessee, and Texas.  The company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

FOR MORE INFORMATION, CONTACT:
DAVID W. GARNER
EVP and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000